Exhibit 23(2)





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this registration statement of our report dated February 5, 1998, except as to items 2 and 3 in Note 17, for which the date is March 12, 1998, on our audits of the consolidated financial statements and financial statement schedule of The Southland Corporation and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Company's Annual Report on Form 10-K.







PricewaterhouseCoopers LLP
Dallas, Texas
December 7, 1998















                              Tab 4